UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

United Wisconsin Grain Producers, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

W1231 Tessmann Drive
Friesland, WI 53935-0247

NOTICE OF 2007 ANNUAL MEETING OF MEMBERS

To be Held Saturday, April 14, 2007

TO OUR MEMBERS:

The 2007 Annual Meeting of Members (the “Annual Meeting”) of United Wisconsin Grain Producers, L.L.C. (the “Company”) will be held at the Cambria-Friesland High School in Cambria, Wisconsin and will commence on Saturday, April 14, 2007 at 9:30 a.m., local time for the following purposes:

•                  To elect three (3) directors; and

•                  To transact such other business as may properly come before the 2007 Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.  If you have any questions regarding the information in the Proxy Statement or regarding completion of the enclosed proxy card, please call the Company at (920) 348-5016.

Only members of record at the close of business on March 1, 2007, will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof.

All members are cordially invited to attend the Annual Meeting in person.  However, to assure the presence of a quorum, you are requested to promptly sign, date and return the enclosed proxy card, which is solicited by the board of directors, whether or not you plan to attend the Annual Meeting.  The proxy will not be used if you attend and vote at the Annual Meeting in person.  You may fax the enclosed proxy card to the Company at (920) 348-5009 or mail it to us using the enclosed envelope if the proxy card is received before 5:00 p.m. on Friday, April 13, 2007.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ William R. Herrmann

William R. Herrmann, President of United Wisconsin Grain
Producers, L.L.C.

Friesland, Wisconsin
March 16, 2007

United Wisconsin Grain Producers, L.L.C.

W1231 Tessmann Drive
Friesland, WI 53935-0247

Proxy Statement

2007 Annual Meeting of Members
Saturday, April 14, 2007

SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the board of directors of United Wisconsin Grain Producers, L.L.C. (the “Company”) for use at the annual meeting of members of the Company to be held on Saturday, April 14, 2007, and at any adjournment thereof.  Such meeting is to be held at the Cambria-Friesland High School in Cambria, Wisconsin, and will commence at 9:30 a.m.  Such solicitation is being made by mail and the Company may also use its officers, directors and employees to solicit proxies from members either in person or by telephone, facsimile or letter without extra compensation.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:           Why did I receive this proxy statement?

A:                                   The board of directors is soliciting your proxy to vote at the 2007 Annual Meeting because you were a member of the Company at the close of business on March 1, 2007, the record date, and are entitled to vote at the meeting.

Q:                                  What am I voting on?

A:                                   The election of three (3) directors.  The two (2) incumbent nominees are Carl T. Benck and Robert Lange.  The only non-incumbent nominee is Thomas J. Hanley.  The board of directors recommends a vote FOR these nominees.

Q:                                  How many votes do I have?

A:                                   Members are entitled to one vote for each membership unit that they hold.

Q:                                  What is the voting requirement to elect the directors?

A:                                   In the election of directors, the three (3) persons receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether an individual nominee receives votes from a majority of the quorum.

Q:                                  How many membership units are outstanding?

A:                                   On March 1, 2007, there are 28,780 outstanding membership units.

Q:           What is the effect of an abstention?

A:                                   Because directors are elected by plurality vote, abstentions will not be counted either for or against any nominee.

Q:                                  How do I vote?

A:                                   Membership units can be voted only if the holder of record is present at the 2007 Annual Meeting either in person or by proxy.  You may vote using either of the following methods:

•                  Proxy card.  The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the 2007 Annual Meeting.  The membership units represented by each properly executed proxy card will be voted at the 2007 Annual Meeting in accordance with the member’s directions.  The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card.  After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or fax it to the Company at (920) 348-5009.  If you sign and return the proxy card without specifying your choices, your membership units will be voted FOR Carl T. Benck, Thomas J. Hanley and Robert Lange.

•                  In person at the 2007 Annual Meeting.  All members may vote in person at the 2007 Annual Meeting.

Q:           What can I do if I change my mind after I vote my units?

A:            You may revoke your proxy by:

•                  Voting in person at the 2007 Annual Meeting;

•                  Giving either personal or written notice of the revocation to William R. Herrmann, President of United Wisconsin Grain Producers, L.L.C., at the Company’s offices at W1231 Tessmann Drive, Friesland, WI 53935-0247; or

•                  Giving either personal or written notice of the revocation to the Company’s Secretary, Robert Lange, at the commencement of the 2007 Annual Meeting.

Q:           What happens if I mark too few or too many boxes on the proxy card?

A:                                   If you do not mark any choices on the proxy card, then the Proxies will vote your units FOR Carl T. Benck, Thomas J. Hanley and Robert Lange.  If you mark some but not all of the boxes, the Proxies will vote your units ONLY for the persons you mark as your choices.  Any boxes not marked will not be counted as a vote for the nominee.  However, your units will be included in the determination of whether a quorum is present.

Q:           Who may attend the 2007 Annual Meeting?

A:                                   All members as of the close of business on the record date may attend the 2007 Annual Meeting along with their immediate families.

Q:                                  What is the record date for the 2007 Annual Meeting?

A:                                   March 1, 2007.

Q:                                  Who will count the vote?

A:                                   All votes will be tabulated by Lan Waddell, local attorney for the Company and the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Q:                                  What constitutes a quorum?

A:                                   As of the record date, the Company had 28,780 issued and outstanding membership units.  The presence of members holding 30% of the total outstanding membership units (8,634) constitutes a quorum.  If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:                                  How do I nominate a candidate for election as a director at next year’s annual meeting?

A:                                   Next year there will be three directors up for election.  Nominations for director seats are made by a nominating committee appointed by our board.  In addition, a member can nominate a candidate for director by following the procedures explained in Section 5.2 of our operating agreement.

In order for a member nomination to be considered for inclusion in next year’s proxy statement, the nomination must be submitted in writing to the Company during the 30-day nomination period, which will begin on or about January 12, 2008 and end on or about February 12, 2008.  The Company suggests that nominations be submitted by certified mail-return receipt requested.

Q                                      How do I submit a proposal for consideration by the members at next year’s annual meeting?

Any member proposal intended to be considered for inclusion in the Company’s Proxy Statement for presentation at the 2008 Annual Meeting of members must be received by the Company no later than November 16, 2007 (120 days prior to the one year anniversary of the date of mailing of this proxy statement).  The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Exchange Act.  It is suggested that the proposal be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2008 Annual Meeting of members without including such proposal in the Company’s proxy statement must provide the Company written notice of such proposal no later than February 5, 2008.  The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive written notice of a member proposal intended to be submitted to the 2008 Annual Meeting by February 5, 2008 the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion.  However, if the Company does receive notice of a member proposal intended to be submitted to the 2008 Annual Meeting by February 5, 2008, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:                                  Who is paying for this proxy solicitation?

A:                                   The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation material and the Company’s 2006 Annual Report on Form 10-KSB, for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

ELECTION OF DIRECTORS

Pursuant to our operating agreement, the initial term of our directors ended following the substantial completion of the Company’s facilities, and all ten (10) directors were elected by the members at the 2006 Annual Meeting.  The board passed a resolution dividing the board into three (3) classes to serve staggered terms until 2007, 2008, or 2009, and upon expiration of the terms ending in 2007, 2008 and 2009, each successor director will be elected to a three (3) year term.  The incumbent directors’ seats were assigned to a class as follows:

Class A: 2007	Larry Lagowski Wayne Mitchell Carl T. Benck Robert Lange
Class B: 2008	Kevin M. Roche Berwyn G. Westra Jerry H. Franz
Class C: 2009	Cal Dalton William R. Herrmann Robert J. Miller

Wayne Mitchell resigned from the Board of Directors on July 21, 2006.  The board of directors accepted Mr. Mitchell’s resignation, and on August 11, 2006 voted to reduce the size of the board of directors to nine (9) members.  The board of directors has recommended as nominees for election Carl T. Benck and Robert Lange, who are incumbent directors, and Thomas J. Hanley, a non-incumbent.

The following table contains certain information with respect to the nominees for election to the board of directors at the 2007 Annual Meeting:

Name	Age	Year First Became a Director	Term Expires	If Elected, Term will Expire
Thomas J. Hanley	64	N/A	N/A	2010
Carl T. Benck	46	2001	2007	2010
Robert Lange	57	2001	2007	2010

Biographical Information for Nominees

As of March 1, 2007:

Robert Lange, Secretary and Director — Age 57

Mr. Lange has served as Secretary since August 29, 2002, and as a director on our board since its inception.  For the past five years, Mr. Lange has operated a cow/calf operation and rented his 1,300 acres of farmland.  During the construction and start-up period of our plant, Mr. Lange served the Company as temporary general manager and construction supervisor.

Carl T. Benck, Director — Age 46

Mr. Benck has served as a director on our board since its inception.  For the past five years, Mr. Benck has operated a 1,700 corn, soybean and wheat farm.

Thomas J. Hanley — Age 64

For the past five years, Mr. Hanley has served as President of Hanley Company, Inc., a retail business.  Mr. Hanley also serves as President and a director for Paradise Island on Lake Wisconsin Condominium Association, Inc. (a private company).

Biographical Information on Non-Nominee Directors

Kevin M. Roche, Director — Age 39

Mr. Roche previously served as Chairman and President from the Company’s inception until June 2006.  He has been a director on our board since its inception. For the past five years, Mr. Roche has operated a 4,000 acre corn, soybean and wheat farming operation in partnership with his father and brother. He also owns and operates Roche Farms, Inc., which runs a 1,200 head cattle feeding operation.

William R. Herrmann, Chairman and President, Director — Age 65

Mr. Herrmann previously served as Vice Chairman and Vice President from August 2002 until June 2006.  He has been a director on our board since its inception. For the past five years, Mr. Herrmann has operated a 1,700 acre crop farming enterprise.

Robert J. Miller, Vice Chairman and Vice President, Director — Age 55

Mr. Miller has served as a director on our board since its inception. For the past five years, Mr. Miller has operated a 3,600 acre farming enterprise. Mr. Miller was previously our Treasurer. Effective as of December 16, 2004, the position of Treasurer was eliminated and the duties and responsibilities of the Treasurer were re-assigned to the office of Chief Financial Officer.

Jerry H. Franz, Director — Age 73

Mr. Franz has served as a director on our board since its inception. For the past five years, Mr. Franz has operated Franz Family Farms, Inc., which operates a 1,800 acre corn, soybean and wheat farm. He now assists his son and grandson with the operation of the 1,800 acre farm.

Cal Dalton, Director — Age 49

Mr. Dalton has served as a director on our board since its inception. For the past five years, Mr. Dalton has operated a 2,100 acre corn, soybean, wheat and hay farm.

Berwyn G. Westra, Director — Age 61

Mr. Westra has served as a director on our board since its inception. For the past five years, Mr. Westra has been an accountant with the firm of Westra, Tillema & O’Connor, CPAs, L.L.C., which he founded in 1987.

Lawrence Lagowski, Director — Age 54

Mr. Lagowski has served as a director on our board since October 28, 2003, when he was appointed to fill a vacant board seat.  For the past five years, Mr. Lagowski has served as Chief Financial Officer of Indeck Energy Services, Inc.  Mr. Lagowski’s term as director expires in 2007 and he is not seeking re-election.

Biographical Information on Executive Officers

Jeff Robertson, Chief Executive Officer — Age 50

On March 17, 2005, the board of directors appointed Mr. Robertson as the Chief Executive Officer of the Company.   Mr. Robertson had previously been acting as our general and construction manager.  Prior to his engagement with United Wisconsin Grain Producers, L.L.C., Mr. Robertson held various management positions in agriculture businesses in western Canada.  His responsibilities included marketing, logistics, operations and business development.  Mr. Robertson graduated from the University of Saskatchewan in 1991.

Barb J. Bontrager, Chief Financial Officer — Age 44

On December 16, 2004, the board of directors appointed Barb Bontrager as Chief Financial Officer and terminated the position of Treasurer, previously held by Robert Miller.  The duties and responsibilities of the Treasurer’s office were re-assigned to the Chief Financial Officer.  Ms. Bontrager’s most recent position, prior to her appointment as the Chief Financial Officer, was a senior tax specialist with Badgerland Farm Credit Service for three years.  Prior to that, she was the controller for Bethel Grain, a grain elevator and corn milling company.  Ms. Bontrager graduated from Lakeland in 1997 with a B.A. in accounting and she is a certified public accountant in the state of Wisconsin.

Security Ownership of Certain Beneficial Owners

As of March 1, 2007, the following beneficial owner(s) owned or held 5% or more of our outstanding units:

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class
Membership Units	Indeck Energy Services, Inc. 600 North Buffalo Grove Rd Buffalo Grove, IL 60089	2,000 Units	6.95%

Security Ownership of Management

As of March 1, 2007, members of our board of directors, nominees for the board of directors and named executive officers own units as follows:

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class
Membership Units	Kevin M. Roche, Director (1) N3432 Cty BB Columbus, WI 53925	152 Units	0.53%
Membership Units	William R. Herrmann, President and Director W2553 Duborg Rd. Columbus, WI 53925	210 Units	0.73%
Membership Units	Robert J. Miller, Vice President and Director (2) N 68 W 35460 Hwy K Oconomowoc, WI 53066	1,161 Units	4.03%
Membership Units	Robert Lange, Secretary and Director W11715 Behan Rd. Columbus, WI 53925	120 Units	0.42%
Membership Units	Carl T. Benck, Director W772 Hwy Z Fall River, WI 53932	70 Units	0.24%

Membership Units	Jerry H. Franz, Director N2775 Kroncke Rd. Poynette, WI 53955	125 Units	0.43%
Membership Units	Cal Dalton, Director 407 Lake St., P.O. Box 715 Pardeeville, WI 53954	200 Units	0.69%
Membership Units	Berwyn G. Westra, Director (3) N8693 Cty FW Beaver Dam, WI 53916	145 Units	0.50%
Membership Units	Lawrence Lagowski, Director 600 North Buffalo Grove Road Suite 300 Buffalo, IL 60089	0 Units	0.00%
Membership Units	Thomas J. Hanley, Director Nominee N2752 Summerville Park Road Lodi, WI 53555	460 Units	1.60%
Membership Units	Jeff Robertson, Chief Executive Officer #3-701 McFarlane Road Portage, WI 53901	20 Units	0.07%
Membership Units	Barb Bontrager, Chief Financial Officer 122 E. Winnebago Street Friesland, WI 53935	10 Units	0.03%
TOTAL:		2,588 Units	9.29%

(1)          Kevin Roche owns and controls the Roche Family Fund, which owns 16 units.  These 16 units are included in Kevin Roche’s ownership total.

(2)          Robert J. Miller owns and controls L&NM Enterprises, LLC, which owns 500 units.  These 500 units are included in Robert J. Miller’s ownership total.  Robert J. Miller also owns and controls the Mark Miller Irrevocable Trust, which owns 75 units.  These 75 units are included in Robert J. Miller’s ownership total.

(3)          Berwyn G. Westra holds a 23% ownership interest in the Fundamental Investors Investment Club, which owns 10 units.  These 10 units are included in Berwyn G. Westra’s ownership total.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

The board of directors generally meets once per month but does hold additional meetings as needed.  The board of directors held twelve (12) regularly scheduled meetings during the fiscal year ended December 31, 2006.  Each Director attended at least 75% of the meetings of the board of directors during the fiscal year ended December 31, 2006.

The board of directors does not have a formalized process for holders of membership units to send communications to the board of directors. The board of directors feels this is reasonable given the accessibility of our directors.  Members desiring to communicate with the board of directors are free to do so by contacting a director.  The names of our directors and their phone numbers are listed on the Company’s website at www.uwgp.com.

The board of directors does not have a policy with regard to directors’ attendance at annual meetings. Last year all of the Company’s directors, except for Larry Lagowski, attended the Company’s 2006 Annual Meeting.  Due to this high attendance record, it is the view of the board of directors that such a policy is unnecessary.

Our independent directors are Berwyn Westra, Robert Lange, Carl T. Benck, Cal Dalton and Lawrence Lagowski.  Additionally, Thomas J. Hanley, a nominee for director, is independent.  Our directors that are not independent are Jerry H. Franz, Robert J. Miller, Kevin M. Roche and William R. Herrmann.  Additionally, one of our former directors, Wayne Mitchell, was not independent.  The determination of independence is made by reference to NASDAQ rule 4200.  Jerry H. Franz, Robert J. Miller, Kevin M. Roche and William R. Herrmann are not considered independent because of their sales of corn to the Company since the Company commenced operations.  Wayne Mitchell was not independent due to his position as senior vice president at Fagen, Inc., to whom we paid approximately $45,600,000 to design, develop and construct our 40 million gallon per year ethanol plant pursuant to the design-build contract.

Audit Committee

The audit committee of the board of directors operates under a charter adopted by the board of directors in the Spring of 2005, which was included in an appendix to the Company’s 2006 Proxy Statement.  Under the charter, the audit committee must have at least three members.  The board of directors appointed Larry Lagowski, William R. Herrmann and Berwyn G. Westra to the audit committee.  The chairperson of the audit committee is Berwyn G. Westra.  The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, a majority of our audit committee is independent within the definition of independence provided by NASDAQ rules 4200 and 4350, including the chairman of the committee, Berwyn G. Westra.  The board of directors has determined that Berwyn G. Westra will serve as the audit committee’s financial expert as defined in Item 401 of Regulation S-B.  The audit committee held four (4) meetings during the fiscal year ended December 31, 2006.  All of our audit committee members attended at least 75% of the audit committee meetings.

Audit Committee Report

The audit committee delivered the following report to the board of directors of the Company on March 1, 2007. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006.  The committee has discussed with Boulay, Heutmaker, Zibell & Co. P.L.L.P., its independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The committee has received and reviewed the written disclosures and the letter to management from Boulay, Heutmaker, Zibell & Co. P.L.L.P. as required by Independence Standards Board Standard No. 1, and has discussed with the registered public accountants independence.  The committee has considered whether the provision of services by Boulay, Heutmaker, Zibell & Co. P.L.L.P. not related to the audit of the financial statements referred to above are compatible with maintaining Boulay, Heutmaker, Zibell & Co. P.L.L.P.’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

Audit Committee
Berwyn G. Westra, Chair
Larry Lagowski
William R. Herrmann

Independent Registered Public Accounting Firm

The audit committee selected Boulay, Heutmaker, Zibell & Co., P.L.L.P. as independent registered public accountants for the fiscal year January 1, 2007 to December 31, 2007.  A representative of Boulay, Heutmaker, Zibell & Co., P.L.L.P. is expected to be present at the annual meeting of members and will have an opportunity to make a statement if so desired.  The representative is also expected to be available for questions from the members.

Audit Fees

The aggregate fees billed by the principal independent registered public accountants (Boulay, Heutmaker, Zibell & Co. P.L.L.P.) to the Company for the fiscal year ended December 31, 2006, and the fiscal year ended December 31, 2005 are as follows:

Category	Year	Fees
Audit Fees (1)	2006	$84,725
	2005	$86,985
Audit-Related Fees	2006	$-
	2005	$-
Tax Fees (2)	2006	$20,963
	2005	$10,286
All Other Fees	2006	$-
	2005	$-

(1)          The audit fees were incurred for the audit of the Company’s annual financial statements included within the 10-KSB and review of the financial statements included in the Company’s quarterly reports on Form 10-QSB as well as services in connection with other statutory and regulatory filings or engagements for the fiscal years ended December 31, 2006 and 2005.

(2)          The tax fees were billed for services rendered for tax compliance, tax advice and tax planning. The nature of the services comprising the tax fees was for year end tax preparation of the partnership return and associated K-1’s.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our Audit Committee pursuant to Company policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our Audit Committee.

Nominating Committee

The board of directors appointed Robert Lange (chairman), Carl Benck and Jerry Franz to the nominating committee.  The nominating committee held two (2) meetings during the fiscal year ended December 31, 2006.

Based upon the size of the Company and the board’s familiarity with the Company since inception, the board also has determined that each of the directors is qualified to suggest nominees for consideration to the nominating committee.  The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the board of directors the director nominees for each annual meeting of the members.  The major responsibilities of the nominating committee are to:

•                  Develop a nomination process for candidates to the board of directors;

•                  Establish criteria and qualifications for membership to the board of directors;

•                  Identify and evaluate potential director nominees.

•                  Fill vacancies on the board of directors;

•                  Recommend nominees to the board of directors for election or re-election.

The nominating committee does not operate under a charter and it does not have a policy with regard to the consideration of any director candidates recommended by members.  Given the board’s open interaction with the members and the ease of access the members have to the board, the board of directors believes that this is appropriate.  Pursuant to the Company’s operating agreement, the Company’s first election of directors was held one year after substantial completion of the ethanol production facility and on an annual basis thereafter.  Since we completed the ethanol plant in spring 2005, our first annual meeting at which directors were elected was held in 2006.  The nominating committee intends to adopt a charter and develop policies and procedures for evaluating potential director candidates whether presented by members or selected by the nominating committee.  The nominating committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  Nevertheless, a majority of our nominating committee is independent within the definition of independence provided by NASDAQ rules 4200 and 4350.

Nominations for the election of directors may also be made by any member entitled to vote generally in the election of directors.  In accordance with the Company’s operating agreement, a member desiring to nominate one or more persons for election as a director must submit written notice of such intent either by personal delivery or regular mail to the Secretary of the Company at least 60 days, but not more than 90 days, prior to the annual meeting.  This notice must contain: (i) the name and address of record of the member who intends to make the nomination; (ii) a representation that the member is holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the Company’s outstanding units that clearly sets forth the proposed candidate as a nominee of the director’s seat to be filled at the next election of directors.  If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded.

Compensation Committee

The board of directors appointed Cal Dalton (chairman), Berwyn Westra and William R. Herrmann to the compensation committee.  William R. Herrmann currently serves as President of the Company.  The compensation committee has direct responsibility with respect to the compensation of the Company’s chief executive officer and oversees the compensation of the Company’s other executive officers.  The compensation committee held a total of three (3) meetings during the fiscal year ended December 31, 2006.

The compensation committee has the overall responsibility for approving and evaluating the Company’s executive compensation plans, policies and programs.  The committee makes a recommendation to the full board of directors, which then makes the final decision regarding executive compensation plans, policies and programs.  The compensation committee does not have a charter.  The compensation committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  Nevertheless, a majority of our compensation committee is independent within the definition of independence provided by NASDAQ rules 4200 and 4350.

Compensation Committee Report

Compensation Committee Interlocks and Insider Participation

Cal Dalton, a director and chair of our compensation committee, also serves as a director of 3rd Coast BioFuels, LLC, which is not affiliated with United Wisconsin Grain Producers, LLC.  None of the members of the compensation committee are employed by or serving as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our compensation committee.  Additionally, none of the members of the compensation committee are employed by or serving as a director of any entity for which one or more of our executive officers is serving as a member of such entity’s compensation committee or board of directors.

Compensation Committee Report of Executive Compensation

The general philosophy of United Wisconsin Grain Producers, LLC is to provide competitive levels of compensation that are influenced by our performance, that reward individual achievements, and that enable us to retain qualified executives.  Compensation consists primarily of annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions, our incentive program and our high earnings reward program.  The incentive program is a company-wide program designed to reward the Company’s staff, including our executive officers, for achieving measurable operation results and achieving high-scoring personal performance appraisals.  The program includes individual and group-based measurements, as well as a profit-based measurement.  Each employee of the company has an individual incentive plan with a unique weighting of factors to determine incentive plan awards.  The high earnings reward program is a company-wide program that allows our staff, including our executive officers, to share in the profits of the company beyond any compensation received under our incentive plan.

Jeff Robertson, our Chief Executive Officer, and Barb Bontrager, our Chief Financial Officer, each individually negotiate their salary with the compensation committee, which then makes a recommendation to the full board of directors.  Jeff Robertson entered into a written employment agreement with the Company on September 27, 2006, which increased his base salary from $130,000 to $200,000.  In addition, his employment agreement allows him to participate in the Company’s incentive program and high earnings reward program.  The terms of his individual incentive plan and payments under the high earnings reward program were a part of the negotiation of his employment agreement.  In determining the compensation of Mr. Robertson, the compensation committee considered the Company’s overall performance and Mr. Robertson’s responsibilities and contributions to such performance.  In light of the Company’s strong performance under Mr. Robertson’s leadership, the compensation committee recommended the terms of Mr. Robertson’s employment agreement to the full board of directors.  No other executive officers play any role in determining or recommending the amount or form of Mr. Robertson’s compensation.

Barb Bontrager does not have a written employment agreement with the Company.  Ms. Bontrager negotiated the terms of her salary and individual incentive program plan, as well as her participation in the Company’s high earnings reward program, with the compensation committee, which then makes a recommendation to the full board of directors.  In determining the compensation of Ms. Bontrager, the compensation committee considered the Company’s overall performance and Ms. Bontrager’s responsibilities and contributions to such performance.  In light of Ms. Bontrager’s strong contribution to the Company, the compensation committee recommended the terms of Ms. Bontrager’s compensation package to the full board of directors.  No other executive officers play any role in determining or recommending the amount or form of Ms. Bontrager’s compensation.

The compensation of our other employees is principally based on the recommendations of the Chief Executive Officer and reflects his assessment of the nature of each employee’s position, individual performance, contribution to our overall performance, experience and tenure with the Company.   The compensation committee also considers various other factors to include the level of each employee’s responsibilities within the Company, our financial performance and the level of compensation increases in our industry.

Director fees and any other compensation paid to the board of directors is determined by the full board of directors.

We do not utilize compensation consultants in determining or recommending the amount or form of any compensation.

Compensation Committee
Cal Dalton, Chair
Berwyn Westra
William R. Herrmann

Code of Ethics

On March 18, 2004, our board of directors adopted a code of ethics for the Chief Executive and Senior Financial Officers of United Wisconsin Grain Producers, LLC. The code is designed to promote honesty and integrity and to avoid conflicts of interest between personal and professional relationships in conducting our business affairs. A copy of our code of ethics was filed as Exhibit 14.1 to our Form 10-KSB filed with the SEC on March 30, 2004 and any interested member may obtain a copy without charge by contacting Suzanne Wendt at (920) 348-5016 or Wendt@uwgp.com.

MEMBER NOMINATIONS FOR DIRECTOR POSITIONS

Pursuant to the Company’s operating agreement, any member wishing to submit director nominations must do so not less than sixty (60) days nor more than ninety (90) days prior to the Company’s annual meeting.  If a member nominates a candidate for election to the board in compliance with the provisions of the operating agreement but fails to submit the nomination by the deadline set forth in the operating agreement, the board will have the discretion to determine whether it has sufficient time to include the nomination in the Company’s proxy statement.  If the board decides that it does not have sufficient time to amend its proxy statement to include the nomination, it shall notify the member of such fact and the member may choose to proceed with preparation and delivery of its own proxy statement to members in which the member’s nomination for election to the board of directors is identified and described.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships exist between any of the directors of the board, officers, or key employees of the Company.

As of December 31, 2006, we have engaged in the following transactions with related parties.

Fagen, Inc.

One of the directors formerly on our board, Wayne Mitchell, is senior vice president at Fagen, Inc.  In addition, Fagen, Inc., beneficially owned 2,000 of our units at the time we entered into a design-build contract with Fagen, Inc., which was prior to December 31, 2004.  At the time the design-build contract was executed, Fagen, Inc., (together with its affiliate, Fagen Engineering, LLC) owned an aggregate of 6.95% of our outstanding membership units.  As of December 31, 2006, we had paid Fagen, Inc., approximately $45,600,000 to design, develop and construct our 40 million gallon per year ethanol plant pursuant to the design-build contract.

Indeck Energy Services, Inc.

One of the directors on our board, Lawrence Lagowski, is chief financial officer at Indeck Energy Services, Inc.  In addition, Indeck beneficially owned 6.95% of our outstanding membership units at the time we entered into a design-build contract under which Indeck would benefit as a subcontractor.  Indeck, as a subcontractor under the design-build contract, provided us with a recuperative thermal oxidizer in connection with the development and construction of our ethanol plant.  As of December 31, 2006, we had indirectly paid Indeck approximately $2,100,000 for the thermal oxidizer since the cost of the thermal oxidizer was included in the $45,600,000 paid to Fagen, Inc., pursuant to the design-build contract.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth all compensation paid or payable by the Company during the last two fiscal years to our Chief Executive Officer and Chief Financial Officer.  We did not have any compensatory security option plan or any other plan for the long term compensation of our executive officers and directors in place as of December 31, 2006.  Further, as of December 31, 2006, none of our directors or officers had any options, warrants, or other similar rights to purchase securities of the Company.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Jeff Robertson, Chief	2006	$138,885	$696,201	(1)	$680		$835,766
Executive Officer	2005	$82,500	$65,000	(2)	$58,912	(3)	$206,412
Barb Bontrager,	2006	$72,985	$46,867	(4)	$0		$119,852
Chief Financial Officer	2005	$71,192	$14,400	(2)	$0		$85,592

(1)   Of this amount, $434,224 has been earned but has not yet been paid.

(2)   Earned in 2005, but paid in 2006.

(3)   Includes amounts payable to Jeff Robertson as an independent contractor before he was hired as chief executive officer of the Company in May of 2005.

(4)   Of this amount, $28,719 has been earned but has not yet been paid.

Jeff Roberson entered into a written employment agreement with the Company on September 27, 2006.  The employment agreement provides that Mr. Robertson will receive an annual salary of $200,000 effective November 1, 2006, which such salary shall be renegotiated on or before May 1, 2008.  The agreement further provides that Mr. Robertson is eligible to participate in the Company’s incentive program, high earnings reward program, health and dental insurance plans, 401(k) plan and disability benefit plan.  Mr. Robertson’s participation in the high earnings reward program is retroactive to May 1, 2006.  Additionally, the Company is required to reimburse Mr. Robinson for his moving expenses from Winnipeg, Canada up to $10,000 and pay for a corporate

golf membership, subject to cost approval by the Company’s Compensation Committee.   The Company may terminate the employment of Mr. Robertson for just cause or the death or disability of Mr. Robertson, paying his salary on a prorated basis to the date of termination.  If Mr. Robertson is terminated for any other reason, or if there is a change in control of the Company and the purchaser does not assume Mr. Robertson’s employment agreement or negotiate a new agreement acceptable to him, the Company must provide twelve (12) months’ notice or pay to Mr. Robertson the value of twelve (12) months’ salary and benefits, plus bonuses earned through the date of termination.  In addition to the terms mentioned in the previous sentence, in the event of a change in control of the Company and Mr. Robertson continues in full employment until released by the Board of Directors, he is entitled to receive an additional $200,000.  Mr. Robertson’s employment agreement was negotiated with and approved by the Company’s Compensation Committee, and later approved by the full Board of Directors.

The Company has not entered into a written employment agreement with Barb Bontrager.  Her salary and other compensation were negotiated with and approved by the Company’s Compensation Committee, and later approved by the full Board of Directors.

Mr. Robertson and Ms. Bontrager each participate in the Company’s incentive program and high earnings reward program.  The incentive program is designed to reward the Company’s staff for achieving measurable operation results and achieving high-scoring personal performance appraisals.  The program includes individual and group-based measurements, as well as a profit-based measurement.  The criteria for the incentive program are profitability, production rates, safety performance, customer satisfaction, cost of production and personal contribution to the business.  These criteria are subject to change in the discretion of the Board of Directors, and each employee of the Company, including Mr. Robertson and Ms. Bontrager, has an individual incentive plan consisting of a uniquely weighted list of measurements.

Under the terms of Mr. Robertson’s incentive plan, he is eligible to receive a maximum incentive of up to 75% of his base salary.  The Company’s incentive plan is based on results from May 1 through April 30.  Because Mr. Robertson’s base salary during the period of May 1, 2005 through April 30, 2006 was $130,000, he was eligible to receive a maximum incentive payment of $97,500 (75% of $130,000).  Under Mr. Robertson’s incentive plan, 85% of his total possible incentive payment is based on the profitability of the Company, while the remaining 15% is based on his personal contribution to the Company, as determined by the board of directors.  Profitability is determined by reference to the Company’s target EBITDA, and an actual result of 125% or more of the target EBITDA results in the maximum payout under the profitability component.  For the period of May 2005 through April 2006, 125% of the Company’s target EBITDA was approximately $12,243,519.  Because the Company’s EBITDA during this period approximated $21,000,000, Mr. Robertson received the maximum incentive amount under the profitability component, a sum of $82,875.  The personal contribution component is based on the discretion and judgment of the board of directors.  Under this component, a score of 3 equates with 25% of the maximum payment, a score of 4 with 50%, a score of 5 with 75% and a score of 6 with 100% of the maximum incentive with regard to this component.  Because Mr. Robertson received a score of 5, he received 75% of the maximum possible incentive payment under the personal contribution component, a sum of $10,968.75.  Thus, Mr. Robertson’s compensation under the Company’s incentive plan from May 2005 through April 2006 totaled $93,483.75.

Under the terms of Ms. Bontrager’s incentive plan, she is eligible to receive a maximum incentive of up to 30% of her base salary.  The Company’s incentive plan is based on results from May 1 through April 30.  Because Ms. Bontrager’s base salary during the period of May 1, 2005 through April 30, 2006 was $72,000, she was eligible to receive a maximum incentive payment of $21,600 (30% of $72,000).  Under Ms. Bontrager’s incentive plan, 65% of her total possible incentive payment is based on the profitability of the Company, 10% is based on the production of the Company, 10% is based on the cost of production and the remaining 15% is based on her personal contribution to the Company, as determined by the board of directors.  Profitability is determined by reference to the Company’s target EBITDA, and an actual result of 125% or more of the target EBITDA results in the maximum payout under the profitability component.  For the period of May 2005 through April 2006, 125% of the Company’s target EBITDA was approximately $12,243,519.  Because the Company’s EBITDA during this period approximated $21,000,000, Ms. Bontrager received the maximum incentive amount under the profitability component, a sum of $14,040.  Production level is determined by the number of gallons pre-denatured 200-proof alcohol produced by the Company.  For every 500,000 gallons produced beyond 40 million gallons, Ms. Bontrager receives 5% of the maximum possible incentive payment under the production level component up to 50 million gallons, when she receives 100% of the maximum incentive payment.  Because the Company produced approximately 48 million gallons of ethanol over the applicable period, Ms. Bontrager received 80% of the maximum possible incentive payment under the production level component, a sum of $1,728.  Cost of production is determined by reference to production expenses in producing one gallon of ethanol.  The base amount is $0.0500 per gallon, with the maximum possible incentive payment given for a cost that is 10% or more below the base amount ($0.0450 per gallon).  Because our cost of production over the applicable period was $0.0417, Ms. Bontrager received the maximum possible incentive payment under the cost of production component, a sum of $2,160.  The personal contribution component is based on the discretion and judgment of the board of directors.  Under this component, a score of 3 equates with 25% of the maximum payment, a score of 4 with 50%, a score of 5 with 75% and a score of 6 with 100% of the maximum incentive with regard to this component.  Because Ms. Bontrager received a score of 6, she received 100% of the maximum possible incentive payment under the personal contribution component, a sum of $3,240.  Thus, Ms. Bontrager’s compensation under the Company’s incentive plan from May 2005 through April 2006 totaled $21,168.

The Company’s high earnings reward program allows the staff to share in the Company’s profits in excess of the incentive program’s stretch goal (125% of the EBITDA target).  Under the terms of Mr. Robertson’s employment agreement, he receives an amount equal to 2% of earnings over 125% of the target EBITDA, retroactive to May 1, 2006.  Ms. Bontrager participates in the high earnings reward program upon the same terms and conditions as other Company employees, under which 2% of the earnings over 125% of the target EBITDA are shared equally amongst all full-time employees of the Company as of the end of each semi-annual period, retroactive to January 1, 2006.  Additionally, Ms. Bontrager received $2,500 under this program for being a regular full-time employee from July 1, 2005 through July 10, 2006, the award date.  In 2006, Mr. Robertson earned a total of $567,358 under the Company’s high earnings reward program.  Ms. Bontrager earned a total of $24,724 under the program in 2006.

There are no outstanding equity awards for Jeff Robertson or Barb Bontrager as of December 31, 2006.

Mr. Robertson and Ms. Bontrager are each eligible to participate in the Company’s 401(k) plan.  Under the Company’s plan, employees are eligible to participate the first day of the second month following the month of hire.  During the employee’s 13th month of employment, the Company matches 50% of the employee’s contribution, up to a maximum of 4% of the employee’s salary.  The contributions of the employee are 100% vested at the time of contribution.  The employer contribution vests as follows: 33.33% after one year of employment, 66.67% after two years of employment, and 100% after three years of employment.  In 2006, the Company contributed $9,330.85 to Mr. Robertson’s 401(k) account.  The Company contributed $2,169.82 to Ms. Bontrager’s 401(k) account in 2006.

The following table sets forth all compensation paid or payable by the Company during the last fiscal year to our directors.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
William R. Herrmann	$15,650	$0	$15,650
Robert J. Miller	$8,110	$0	$8,110
Robert Lange	$11,391	$0	$11,391
Kevin M. Roche	$12,483	$0	$12,100
Berwyn G. Westra	$12,741	$0	$13,539
Cal Dalton	$7,203	$0	$7,524
Carl T. Benck	$9,038	$0	$9,038
Jerry H. Franz	$7,495	$0	$7,495
Larry Lagowski	$2,700	$0	$2,700
Wayne Mitchell	$2,150	$0	$2,150

Our board of directors adopted a director compensation policy on March 17, 2005, and our members ratified the board’s approval of the compensation policy at the 2005 Annual Meeting of Members.  The board of directors approved a revised director compensation policy on August 11, 2006.  The policy provides for payment to directors of an attendance fee for each board or committee meeting a director attends either in person or by telephone. Under the revised director compensation policy, we pay director fees as follows:

•                  $600.00 per board meeting/President

•                  $400.00 per board meeting/Director (in person)

•                  $250.00 per board meeting/Director (by telephone)

•                  $250.00 per committee meeting

In addition to these fees, the policy continues to provide for reimbursement to directors for their time at a rate of $50 per hour for the President and $35 per hour for all other directors for the performance of tasks authorized in advance by the President.  The compensation policy also provides for reimbursement to directors for all out-of-pocket costs and mileage for travel to and from meetings and other locations to perform these tasks.

In the year ending December 31, 2006, the Company had incurred an aggregate of $90,843 in director fees and related expense.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than  ten (10) percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten (10) percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2006.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s Annual Report to the Securities and Exchange Commission on Form 10-KSB, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2006, accompanies the mailing of this Proxy Statement.

The Company will provide each member solicited a copy of Exhibits to the 10-KSB upon written request and payment of specified fees. The written request for such Exhibits should be directed to William R. Herrmann, Chairman of the Board of United Wisconsin Grain Producers, LLC at W1231 Tessmann Drive, Friesland, WI 53935-0247. Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of membership units in the Company on March 1, 2007. The 2006 Annual Report on Form 10-KSB complete with exhibits is also available at no cost through the EDGAR database available from the SEC’s internet site (www.sec.gov).

OTHER MATTERS

The board of directors knows of no other matter to be acted upon at the meeting.  However, if any other matter is lawfully brought before the meeting, the membership units covered by the proxy in the accompanying form will be voted on such matter in accordance with the best judgment of the persons acting under such proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ William R. Herrmann

William R. Herrmann, President of United Wisconsin Grain
Producers, L.L.C.

March 16, 2007

TO BE CERTAIN THAT YOUR MEMBERSHIP UNITS WILL BE REPRESENTED AT THE 2007 ANNUAL MEETING OF MEMBERS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY BY FAX TO (920) 348-5009 OR IN THE ENCLOSED ENVELOPE BY NO LATER THAN FRIDAY, APRIL 13, 2007 (5:00 P.M.) WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
2007 Annual Meeting — Saturday, April 14, 2007
For Unit Holders as of March 1, 2007
Proxy Solicited on Behalf of the Board of Directors

ELECTION OF TEN DIRECTORS

You may vote for three (3) nominees.

	For	Against	Abstain
Carl T. Benck, Incumbent--------------------------->>>	☐	☐	☐
Robert Lange, Incumbent---------------------------->>>	☐	☐	☐
Thomas J. Hanley, Non-Incumbent---------------->>>	☐	☐	☐

Signature:

        Date:

Signature:

       Date:

Please sign exactly as your name appears above. Joint owners must both sign. When
              Signing as attorney executor, administrator, trustee or guardian, please not that fact

Vote by Mail or Facsimile:

1) Read the Proxy Statement

2) Check the appropriate boxes on the left

3) Sign and date the proxy card

4) Return the proxy card in the envelope provided or via fax to (920) 348-5009 no later than 5:00 p.m. on April 13, 2007
(If faxing, please print your name next to the signature or fax both sides of this document)

PLEASE INDICATE YOUR SELECTION BY FIRMLY
PLACING AN "X" IN THE APPROPRIATE NUMBERED
BOX WITH BLUE OR BLACK INK

By signing this proxy card, you appoint William R. Herrmann, President, and Robert J. Miller, Vice President, jointly and severally, each with full power of substitution, as Proxies to represent you at the 2007 Annual Meeting of the Members to be held on Saturday, April 14, 2007, at the Cambria-Friesland High School in Cambria, Wisconsin, and at adjournment thereof, on any matters coming before the meeting.  Registration for the meeting will begin at 9:00 a.m. and the 2007 Annual Meeting will commence at approximately 9:30 a.m., local time.

Please specify your choice by marking the appropriate box for each matter above.  The Proxies cannot vote your units unless you sign and return this card.  For your proxy card to be valid, it must be received by the Company by 5:00 p.m. on Friday, April 13, 2007.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting.  If you do not mark any boxes, your units will be voted FOR Carl T. Benck, Robert Lange and Thomas J. Hanley.